CHANGE OF CONTROL AGREEMENT

THIS CHANGE OF CONTROL AGREEMENT (“Agreement”) is effective as of the 1st day of May, 2007 (the “Effective Date”), by and between SYNTHEMED, INC. (the “Company”), and Marc R. Sportsman (the “Executive”).

WHEREAS, the Executive is to be employed by the Company;

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued services and dedication of the Executive, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined herein); and

WHEREAS, in order to accomplish the foregoing objective, the Board has authorized and directed the Company to enter into this Agreement.

NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive hereby agree as follows:

1.    Term. The term of this Agreement (“Term”) shall commence on the Effective Date and shall continue until the earlier of: (a) ninety (90) days after the Executive’s termination of employment with the Company if no Change of Control shall have then been commenced, publicly announced or occurred; or (b) one (1) year after a Change of Control shall have occurred.

2.    Accelerated Vesting of Options; Option Exercisability; Health Insurance Benefits; Severance Payments. If:

(a)
a Change of Control shall have occurred and the Executive’s employment with the Company is terminated by the Executive for Good Reason (i) at any time at least three months thereafter and during the Term if on account of an event described in Section 3(a)(i) below or (ii) at any time during the Term if on account of an event described in Section 3(a)(ii) or 3(a)(iii) below; or

(b)
during the period from ninety (90) days prior to the commencement or public announcement of a Change of Control until one (1) year after a Change of Control shall have occurred, the Executive’s employment with the Company is terminated by the Company other than for Cause;

then (i) all unvested options granted to the Executive by the Company or any successor entity prior to, simultaneously with or in connection with the Change of Control shall vest immediately prior to such resignation or termination of employment described in subsection 2(a) or (b) above, (ii) all outstanding options shall remain exercisable until their respective expiration dates in effect immediately prior to such termination (unless a later date is provided in the option award agreement or governing plan), (iii) the Executive shall be entitled to continue, for a period of one year following termination, his participation in any group health plan sponsored by the Company in which the Executive was participating on the date of such termination, at a cost to such executive equal to the amount charged by the Company to its then-current employees (it being understood that the Company's obligation under this clause (iii) with respect to the foregoing benefits shall be compromised to the extent that the Executive obtains any such benefits pursuant to a subsequent employer's benefit plans, in which case the Company may reduce the coverage of any benefits it is required to provide the Executive hereunder as long as the aggregate coverages and benefits of the combined benefits plans is no less favorable to the Executive than the coverages and benefits required to be provided hereunder; it being further understood that this clause (iii) shall not be interpreted so as to limit any benefits to which the Executive, his dependents or beneficiaries may be otherwise entitled under any of the Company's employee benefit plans, programs or practices following the Executive's termination of employment, including without limitation, retiree medical and life insurance benefits) and (iv) the Company shall pay to the Executive, in twelve equal monthly payments, commencing thirty (30) days after any such resignation or termination, an amount equal to the sum of:

(i)    one hundred and fifty percent (150%) of the Executive’s highest annual base salary in effect during the one (1) year period immediately preceding such resignation or termination, plus

(ii)    the greater of the annual bonus the Executive received with respect to the immediately preceding fiscal year of the Company and the current annual target bonus in effect at the time of such resignation or termination.

Any amounts due the Executive under clauses (iv)(1) and (iv)(2) above shall be (A) in addition to any accrued but unpaid base salary and/or bonus and any unreimbursed business and/or medical expenses and/or other accrued but unpaid benefits under the Company’s employee benefit programs as of the date of such resignation or termination of employment and (B) reduced by any amounts paid to the Executive as severance (calculated on the basis of base salary and/or bonus) in lieu of compensation for periods subsequent to the date of such resignation or termination pursuant to any employment agreement in existence between the Company and the Executive on the date of such resignation or termination.

3.    Good Reason.

(a)    As used in this Agreement, the term “Good Reason” means:

(i)    a material change in the nature of the Executive’s authority, duties, responsibilities or status (including offices, titles, reporting requirements and supervisory functions), from those in effect immediately prior to the Change of Control; or

(ii)    any reduction by the Company of the Executive’s base salary, or reduction in the cash portion of the Executive’s target bonus, from the levels in effect immediately prior to the Change of Control, except for across-the-board reductions affecting all senior executives of the Company, provided, however, that such across-the-board reductions are not made as a result of, or in contemplation of, a Change in Control and further provided that any such reductions applicable to Executive shall not exceed 15% of the levels in effect for the Executive immediately prior to the Change in Control.

(b)    If, at any time during the Term of this Agreement, whether before or after the occurrence of a Change of Control, the Executive receives a written description from the Company of the nature of the Executive’s authorities, duties, responsibilities, status, salary, bonus and other employee benefits, or job location, and the Executive thereafter accepts in writing such new authority, duties, responsibilities, status, salary, bonus and other employee benefits, or job location (“New Position”) with the Company without determining that the New Position causes a Good Reason as set forth in Section 2(a) hereof, then for the remainder of the Term, the New Position shall be the authorities, duties, responsibilities, status, salary, bonus and other employee benefits, or job location to be used by the Executive in determining whether Good Reason has occurred thereafter pursuant to Section 2(a) hereof.

4.    Change of Control. As used herein, the term “Change of Control” shall mean the occurrence with respect to the Company of any of the following events:

(a)    An acquisition of any voting securities of the Company (the “Voting Securities”) by any “Person” (as the term Person is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of fifty percent (50%) or more of the combined voting power of the then outstanding Voting Securities;

(b)    The individuals who, as of the date hereof, are members of the Board (the “Incumbent Board”), cease for any reason to constitute at least a majority of the Board; provided, however, that if the election or nomination for election by the Company’s stockholders of any new director was approved by a vote of at least a majority of the Incumbent Board, such new director shall, for purposes of this Agreement, be considered as a member of the Incumbent Board; provided, further, however, that no individual shall be considered a member of the Incumbent Board if (i) such individual initially assumed office as a result of either an actual or threatened “Election Contest” (as described in Rule 14a-11 promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a “Proxy Contest”), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest, or (ii) such individual was designated by a Person who has entered into an agreement with the Company to effect a transaction described in clause (i) or (iii) of subsection (c) below; or

(c)    A merger, consolidation or reorganization involving the Company, unless,

(i)    the stockholders of the Company immediately before such merger, consolidation or reorganization, own, directly or indirectly, immediately following such merger, consolidation or reorganization, at least a majority of the combined voting power of the outstanding Voting Securities of the corporation (the “Surviving Corporation”) in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation or reorganization;

(ii)    the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization constitute at least a majority of the members of the board of directors of the Surviving Corporation; and

(iii)    no Person (other than any Person who, immediately prior to such merger, consolidation or reorganization, had Beneficial Ownership of a majority or more of the then outstanding Voting Securities) has Beneficial Ownership of a majority or more of the combined voting power of the Surviving Corporation’s then outstanding Voting Securities.

(d)    A complete liquidation or dissolution of the Company; or

(e)    A sale or other disposition of all or substantially all of the assets of the Company to any Person.

Notwithstanding the foregoing, a Change of Control shall not be deemed to occur solely because any Person (the “Subject Person”) acquired Beneficial Ownership of more than the permitted amount of the outstanding Voting Securities as a result of the acquisition of Voting Securities by the Company which, by reducing the number of Voting Securities outstanding, increased the proportional number of shares Beneficially Owned by the Subject Person; provided that if a Change of Control would occur (but for the operation of this sentence) as a result of the acquisition of Voting Securities by the Company, and after such share acquisition by the Company, the Subject Person becomes the Beneficial Owner of any additional Voting Securities Beneficially Owned by the Subject Person, then a Change of Control shall be deemed to have occurred.

5.    Cause. The term “Cause” shall mean (1) the failure of the Executive substantially to perform the duties of his employment (as in effect immediately prior to a Change in Control or pursuant to a New Position later agreed to by Executive in accordance with Section 3(b) hereof)(other than any such failure resulting from incapacity due to physical or mental illness) after a demand for substantial performance is delivered to the Executive by the Company which specifically identifies the manner in which the Company believes the Executive has not substantially performed the duties of his employment, provided that prior to delivering any such notice the Com-pany shall first have attempted in good faith to resolve the matter(s) at issue with the Executive including, if the Executive so requests, through a meeting with the Board of Directors; (2) the Executive’s engaging in any act that constitutes neglect or willful misconduct and that is injurious to the Company or any of its affiliates including without limitation engaging in conduct in violation of the Company’s Code of Business Conduct or Insider Trading Policy, as the same may be in effect from time to time, or making a written certification that the Executive knows or should know is erroneous and that contributes to a material error in the Company’s filings with any governmental agency; (3) the Executive’s conviction of, or entering a plea of guilty, nolo contendere (or similar plea) to a crime that constitutes a felony or any crime of moral turpitude; (4) the Executive’s directly or indirectly selling, passing on or otherwise using or disclosing without permission any confidential information of the Company; or (5) the Executive’s direct or indirect participation in business activities in competition with the Company.

6.    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, without reference to the choice of law principles thereof.

7.    Assignability. This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives and heirs. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. The Company shall require any corporation, entity, individual or other person who is the successor (whether direct or indirect, by purchase, merger, consolidation, reorganization, or otherwise) to all or substantially all of the business and/or assets of the Company, to expressly assume and agree to perform, by a written agreement in form and substance reasonably satisfactory to the Executive, all of the obligations of the Company under this Agreement, prior to or contemporaneously with a Change of Control. As used in this Agreement, the term “Company” shall mean the Company as defined above and any successor to its business and/or assets as described herein which assumes and agrees to perform this Agreement by operation of law, written agreement, or otherwise.

8.    Waiver. This Agreement may not be changed or terminated without the prior written agreement of both the Company and the Executive. The waiver of any breach of any term or condition of this Agreement shall not be deemed to constitute the waiver of any breach of the same or any other term or condition of this Agreement.

9.    Severability. In the event any provision of this Agreement is found to be unenforceable or invalid, such provision shall be severable from this Agreement and shall not affect the enforceability or validity of any other provision of this Agreement. If any provision of this Agreement is capable to two constructions, one of which would render the provision void and the other that would render the provision valid, then the provision shall have the construction that renders it valid.

10.    Additional Agreement. This Agreement is in addition to (and, except as specifically set forth herein, does not supercede or modify any of the provisions of) the Company’s employment agreement with the Executive and stock option plans and related award agreements, which shall remain in full force and effect. For the avoidance of doubt, certain stock options granted to the Executive may automatically vest under certain circumstances pursuant to the Company’s stock option plans or related award agreements even though no Change of Control has been commenced, publicly announced or occurred as contemplated hereby. This Agreement supersedes the provisions of Section 5(d) of the Company’s employment agreement with the Executive to the extent and only to the extent that such section addresses compensation to the Executive upon termination by Executive of his employment thereunder for Good Reason (as defined therein) following a Change in Control (as defined therein).

11.    Conditions to Payments. To be eligible to receive (and continue to receive) and retain the payments and benefits described in Section 2, the Executive must comply with the terms of any non-compete agreement or other restrictive covenants in favor of the Company and applicable to the Executive a the time of termination or resignation of Executive’s employment, and must execute and deliver to the Company an agreement, in form and substance satisfactory to the Company, effectively releasing and giving up all claims the Executive may have against the Company and its subsidiaries, shareholders, successors and affiliates (and each of their respective employees, officers, plans and agents) arising out of or based upon any facts or conduct occurring prior to that date, and reaffirming and agreeing to comply with the terms of this Agreement and any other agreement signed by the Executive in favor of the Company or any of its subsidiaries or affiliates. The agreement will be prepared by the Company and provided to the Executive at the time the Executive’s employment is terminated or as soon as administratively practicable thereafter. The Company will have no obligations to make the payments and/or provide the benefits specified in Section 2, unless and until the Executive signs and delivers the agreement described in this Section 11 and all conditions to the effectiveness of the release and waiver (including but not limited to the expiration of any applicable time period to consider signing the agreement or to revoke acceptance without any action being taken to revoke acceptance or otherwise invalidate the agreement) have been satisfied.

12.    Section 409A. Notwithstanding anything to the contrary in this Agreement, if the Company determines (a) that on the date the Executive’s employment with the Company terminates or at such other time that the Company determines to be relevant, the Executive is a “specified employee” (as such term is defined under Section 409A of the Internal Revenue Code) of the Company and (b) that any payments to be provided to the Executive pursuant to this Agreement are or may become subject to the additional tax under Section 409A(a)(1)(B) of the Code or any other taxes or penalties imposed under Section 409A of the Code (“Section 409A Taxes”) if provided at the time otherwise required under this Agreement, then such payments shall be delayed until the date (the “ Deferred Payment Date”) that is six months after the date of the Executive’s “separation from service” (as such term is defined under Section 409A of the Code) with the Company, or such shorter period that, as determined by the Company, is sufficient to avoid the imposition of Section 409A Taxes; it being understood that any payments so delayed shall become payable in the aggregate on the Deferred Payment Date.  It is the intent of the parties that the provisions of this Agreement comply with Section 409A of the Code and related regulations and Department of the Treasury pronouncements. Accordingly, notwithstanding any provision in this Agreement to the contrary, this Agreement will be interpreted, applied and to the minimum extent necessary, unilaterally amended by the Company in its sole discretion, without the consent of Executive, as the Company deems appropriate for the Agreement to satisfy the requirements of Section 409A and to avoid the imposition of Section 409A Taxes. Notwithstanding the foregoing, the Company shall not be liable for any taxes, penalties, interest or other costs that may arise under Section 409A or otherwise.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

SYNTHEMED, INC:

By:  /s/ Robert P. Hickey

Name/Title:  Robert P. Hickey
                       President & CEO

EXECUTIVE:

/s/ Marc R. Sportsman

Marc R. Sportsman